Exhibit 23.5

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of Eclipse Resources Corporation of (i) our reports dated April 15, 2014; April 16, 2014; April 22, 2014; and April 17, 2014, with respect to estimates of reserves and future net revenue of Eclipse Resources I, LP, as of March 31, 2014; December 31, 2013; December 31, 2012; and June 30, 2013, respectively, and (ii) our report dated April 21, 2014, with respect to estimates of reserves and future net revenue of The Oxford Oil Company, LLC, as of December 31, 2012, and to all references to our firm included in this Form S-1 Registration Statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees III, P.E.
C.H. (Scott) Rees III, P.E. Chairman and Chief Executive Officer

Dallas, Texas

May 2, 2014